Exhibit 10.35
02/01/2017

Christopher Schmitt

Dear Christopher:
I am excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”). Your skills and abilities will be a great addition to the team and I look forward to working with you. This letter confirms the details of SailPoint’s offer of employment as a General Counsel with a proposed start date of 03/06/2017.

1.Compensation. Your annual base salary will be $260,000.00 paid semi-monthly (on the 15th and last day of each month) consistent with our standard payroll procedures, and reduced by payroll deductions and all required withholdings.

In addition, you will be eligible for a bonus of 35.0% of your annual salary based on achievement of corporate goals as set forth by the SailPoint Board of Directors Compensation Committee.

2.Stock Options. Subject to approval by SailPoint’s Board of Directors, you will be granted an option to purchase 70,000 shares of SailPoint Common Stock at the fair market value on the date the Board approves the option grant. All vesting subject to your continued employment with SailPoint.

When approved by the Board of Directors, your grant will include the following change of control provision:

“In the event both (i) a Sale of the Company occurs and (ii) Purchaser’s continuous status as a Service Provider is terminated either (A) by the Company or the acquiring entity without Cause or (B) by Purchaser for Good Reason, in either case, within the twelve month period immediately following such Sale of the Company, then 100% of the Unvested Restricted Stock shall become vested as of the termination of Purchaser’s status as a Service Provider; provided, however, that if Purchaser’s continuous status as a Service Provider ceases prior to any Sale of the Company, then no Unvested Restricted Stock shall vest.”
Additionally, language will be included in your stock option agreement that is similar in substance to the following terms:

For a partial year of service, an employee will receive partial year vesting credit for shares subject to achievement of the performance target, upon achievement of that target. Vesting will be calculated based upon the number of service months in the initial year of service (based on the calendar year).

Please refer to the Stock Option agreement for specific details regarding vesting schedules, change of control terms, and other definitions.

3.Moving Expense Reimbursement. SailPoint agrees to reimburse you for up to $25,000 of your actual, documented
“qualified” (per IRS rules) moving expenses (“Moving Expense Reimbursement”). You will be reimbursed for any such expenses reasonably incurred by you and submitted with reasonable documentation to SailPoint on or before August 31, 2017. Should you resign or be terminated for cause within twelve (12) months of your start date, you will be required to reimburse SailPoint 100% of the Moving Expense Reimbursement paid to you. Your signature below authorizes SailPoint to deduct reimbursement of the moving expenses from any monies owed to you upon your termination. For avoidance of doubt, SailPoint does not reimburse for costs incurred related to buying or selling of residential property.

4.Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan. Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

5.Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within 3 business days of the effective date of your employment.

6.Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

7.Employment, Proprietary Information, and Invention Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

8.General. This offer letter, the Employment, Confidential Information and Invention Assignment Agreement, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an officer of SailPoint.

This offer is valid for a period of three business days at which time you must have returned the signed offer and SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Should you have any questions regarding this offer or any other issue, please contact your recruiter or me at 512.346.2000.

Christopher, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

AGREED AND ACCEPTED:

/s/ Christopher Schmitt

Employee Name: Christopher Schmitt
Dated: February 2, 2017